Exhibit (h)(1)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of the 30th day of June, 2026 (this “Agreement”), by and between Privacore PCAAM Alternative Growth Fund, a Delaware statutory trust (the “Fund”) and Janus Henderson Distributors US LLC, a Delaware limited liability company, with its principal office and place of business at 151 Detroit Street, Denver, CO 80206-4923 (the “Distributor”).

WHEREAS, the Fund has issued three classes of beneficial interests, class S shares (the “Class S Shares”), class D shares (the “Class D Shares”), and class I shares (the “Class I Shares”) (collectively, the “Shares”);

WHEREAS, the Fund has been registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, Privacore Capital Advisors, LLC (the “Investment Adviser”) serves as investment adviser to the Fund;

WHEREAS, the Fund desires to retain the Distributor as principal underwriter in connection with the offering of the Shares of the Fund;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of the Fund’s board of trustees (the “Board”) and its disinterested trustees in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Fund on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

SECTION 1. APPOINTMENT OF DISTRIBUTOR

The Fund hereby appoints the Distributor as its exclusive agent for the sale and distribution of Shares of the Fund, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement.

SECTION 2. SERVICES AND DUTIES OF THE DISTRIBUTOR

A.      The Distributor agrees to act as agent of the Fund for distribution of the Shares of the Fund, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean each current prospectus (if multiple current prospectuses exist for separate classes of Shares (each a “Class”, collectively “Classes”)), including the statement of additional information, as amended or supplemented, relating to the Fund and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Fund under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

B.      During the public offering of Shares of the Fund, the Distributor shall use commercially reasonable efforts to distribute the Shares. All orders for Shares shall be made through financial intermediaries or directly to the Fund, or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Fund or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares. The Fund shall have the right to accept or reject any subscription in accordance with the terms of its governing documents and its Prospectus. The Fund shall give notice of such determination to the individual subscriber or financial intermediary as appropriate. No interest will be paid to subscribers on rejected subscriptions.

C.      The Distributor shall maintain membership with the DTCC and any other similar successor organization to sponsor an AIP number for the Fund.

D.      The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Fund other than as contained in the Prospectus and any marketing materials specifically approved by the Fund.

E.      The Distributor agrees to review all proposed marketing material for compliance with applicable laws and regulations, and shall file with appropriate regulators those marketing materials it believes are in compliance with such laws and regulations. The Distributor agrees to furnish to the Fund any comments provided by regulators with respect to such materials.

F.      Subject, to applicable law and as requested by the Fund, the Distributor may, in its discretion, and shall, at the request of the Fund, enter into agreements (“Sub-Distribution Agent Agreements”) with such qualified broker-dealers and other financial intermediaries as it may select (the “Financial Intermediaries”), in order that such Financial Intermediaries may sell Shares of the Fund. The form of any dealer agreement shall be approved by the Fund. The Distributor shall not be obligated to make any payments to the Financial Intermediaries or other third parties, unless (i) Distributor has received a corresponding payment from the Fund in accordance with the plan of distribution adopted in compliance with Rule 12b-1 under the 1940 Act (“Plan”) and (ii) such corresponding payment has been approved by the Board. The Distributor shall include in the forms of agreement with Financial Intermediaries a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases.

G.      The Distributor shall devote its best efforts to effect sales of Shares of the Fund but shall not be obligated to sell any certain number of Shares.

H.      The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of payments received by the Distributor pursuant to a Plan, if any.

I.     The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Fund, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

J.      The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FUND

A.      The Fund hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)      it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as a closed-end management investment company under the 1940 Act;

(ii)    this Agreement has been duly authorized, executed and delivered by the Fund and, when executed and delivered, will constitute a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)      it is conducting its business in compliance in all material respects with all applicable requirements of (i) the 1933 Act, (ii) the 1940 Act, (iii) the 1934 Act (including all regulations, rules and releases under all such statutes), (iv) the Blue Sky Laws of the state or jurisdiction in which such sale is made, and the Shares have been or will be validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(iv)      the Registration Statement and Prospectus included therein have been prepared in material conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(v)      all statements of fact contained in the Registration Statement and Prospectus are or will be true and correct in all material respects at the time indicated and will not at any time include an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares;

(vi)     the Fund owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Fund’s business and for the offer, issuance, distribution and sale of the Fund Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party; and

(vii)    all necessary approvals, authorizations, consents or orders of or filings with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency have been or will be obtained by the Fund in connection with the issuance and sale of the Shares, including registration of the Shares under the 1933 Act, the filing with FINRA’s corporate financing department through its Public Offering System, and any necessary qualification under the securities or Blue Sky Laws of the various jurisdictions in which the Shares are being offered.

B.      The Fund shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Fund authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.       The Fund agrees to advise the Distributor promptly in writing:

(i)      of any material correspondence or other communication by the United States Securities and Exchange Commission (“SEC”) or its staff to the Fund relating to the Fund, including requests by the SEC for amendments to the Registration Statement or Prospectus (not including routine comments on post-effective amendments to the Registration Statement);

(ii)      in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)     of the happening of any event, of which the Fund is aware or reasonably should be aware, which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)     of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus which may from time to time be filed with the SEC (not including routine comments on post-effective amendments to the Registration Statement);

(v)      in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(vi)     of the commencement of any litigation or proceedings against the Fund or any of its officers or directors, that the Fund knows of, or reasonably should know of, in connection with, and that could, in the opinion of counsel, be reasonably expected to have a material adverse effect on, the issue and sale of any of the Shares.

D.     The Fund shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including Blue Sky Laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

E.      The Fund agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F.      The Fund shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares. In addition, the Fund shall keep the Distributor informed of its affairs and shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request. The Funds shall forward a copy of any Registration Statement, or amendments thereto, to the Distributor within one business day of any such filings. The Fund represents that it will not use or authorize the use of any marketing material unless and until such materials have been approved and authorized for use by the Distributor.

G.      The Fund shall provide, and cause each other agent or service provider to the Fund, including the Fund’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

H.      The Fund shall not file any amendment to the Registration Statement or Prospectus that amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

I.      The Fund has adopted reasonably designed policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Fund (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Fund and the owners of the Shares.

J.      Distributor shall be entitled to rely on any instructions or information provided to it by the Fund’s officers and those representatives of the Investment Adviser listed in Exhibit B hereto, as may be amended by the Fund from time to time, during the course of this Agreement, as instructions from the Fund. The Fund represents and warrants that no part of the fees that the Fund pays to the Adviser contain any component for the purpose of paying for the distribution of the Fund.

SECTION 4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE DISTRIBUTOR

A.      The Distributor hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)      it is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)      this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)      it is conducting its business in compliance with its organizational documents and in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)      it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA; and

(v)     it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

B.      In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations, and it will immediately notify the Fund if any regulatory actions are instituted against it by the SEC, any state or FINRA, or its membership in FINRA or registration in any state is terminated or suspended. It is registered pursuant to the Blue Sky Laws of all States and territories of the United States to the extent necessary to permit it to offer Shares in all such States and territories.

C.      The Distributor shall promptly notify the Fund of the commencement of any litigation or proceedings against the Distributor or any of its trustees, officers or directors in connection with the issue and sale of any of the Shares.

SECTION 5. COMPENSATION

A.      In consideration of the Distributor’s services in connection with the distribution of Shares of the Fund and certain Classes thereof, the Distributor shall receive compensation as set forth in Exhibit A.

B.      Except as specified in Section 5A, Distributor shall be entitled to no compensation or reimbursement of expense for services provided by Distributor pursuant to this Agreement. Distributor may receive compensation from the Fund’s Investment Adviser related to its services hereunder or for additional services all as may be agreed to between the Investment Adviser and Distributor.

SECTION 6. EXPENSES

A.      The Fund shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with its shareholders, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related marketing material, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Fund; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Fund pursuant to Section 3(D) hereof.

B.      The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

SECTION 7. INDEMNIFICATION

A.      The Fund shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, trustees, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as distributor of the Fund pursuant to this Agreement, including any Losses arising from the Distributor entering into any Sub-Distribution Agent Agreement; provided that such Losses are not the result of the Distributor’s willful misfeasance, gross negligence or reckless disregard by the Distributor of its duties and obligations under this Agreement; and provided further, that if any Losses arise out of or are based upon any indemnity provided by the Distributor to a Sub-Distribution Agent or other parties (collectively the “Sub-Distribution Agent Indemnitees”) for any actions or omissions of such Sub-Distribution Agent Indemnitees under any Sub-Distribution Agent Agreement, the Fund’s obligation to provide indemnification hereunder shall apply only if and to the extent that the actions or omissions of the Sub-Distribution Agent Indemnitees giving rise to the claim for indemnification hereunder would, if they had been the actions or omissions of Distributor Indemnitees other than Sub-Distribution Agent Indemnitees, entitle such Distributor Indemnitees to indemnification hereunder; and provided, further, that the Distributor shall not settle, or consent to the settlement of, a claim involving a Sub-Distribution Agent Indemnitee without the consent of the Fund, which consent shall not be unreasonably withheld; (ii) the Fund’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Fund’s failure to comply with any applicable securities laws or regulations; (iv) any claim that the Registration Statement, Prospectus, marketing materials or other information filed or made public by the Fund (as from time to time amended) (“Offering Materials”) includes or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act (or any other statute or the common law, any violation of any rule of FINRA or of the SEC, or any other jurisdiction wherein Shares of the Fund are sold); provided, however, that the Fund’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, or any such marketing materials in reliance upon and in conformity with information furnished to the Fund or its counsel by the Distributor in writing; or (v) any information provided by the Investment Adviser, to the Distributor, during the course of this Agreement. In no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Fund’s agreement to indemnify the Distributor Indemnitees with respect to any action is expressly conditioned upon the Fund being notified of such action or claim of loss brought against any Distributor Indemnitee within twenty (20) business days after the summons or other first legal process giving information of the nature of the claim has been served upon such Distributor Indemnitee. Such notice shall refer to the person or persons against whom the action is brought. The failure to provide such notice to the Fund shall not relieve the Fund of any liability that it may have to any Distributor Indemnitee except to the extent that the ability of the Fund to defend such action has been materially adversely affected by the failure of such Distributor Indemnitee to provide notice.

B.      The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the relevant Distributor Indemnitee, which approval shall not be unreasonably withheld. The Fund shall advise the Distributor Indemnitee(s) that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any such suit, or in case the Distributor Indemnitee does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor Indemnitee(s), the Fund will reimburse the Distributor Indemnitee(s) in such suit, for the reasonable fees and expenses of any counsel retained by Distributor and them. A Distributor Indemnitee shall not settle or confess any claim without the prior written consent of the Fund, such consent to not be unreasonably withheld or delayed. The Fund’s indemnification agreement contained in Sections 7(A) and 7(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s), and shall survive the delivery of any Shares. Section 7(A) and Section 7(B) will inure exclusively to the benefit of each Distributor Indemnitee.

C.      The Distributor shall indemnify, defend and hold the Fund, its affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnitees”), free and harmless from and against any and all Losses that any Fund Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply with any applicable securities laws or regulations; (iii) any grossly negligent material action (or omission to act) of Distributor or its agents taken in connection with this Agreement; or (iv) any claim that the Registration Statement, Prospectus, marketing materials or other information filed or made public by the Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund or its counsel by the Distributor in writing. In no event shall anything contained herein be so construed as to protect the Fund against any liability to the Distributor to which the Fund would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Distributor’s agreement to indemnify the Fund Indemnitees with respect to any action is expressly conditioned upon the Distributor being notified of such action or claim of loss brought against any Fund Indemnitee within twenty (20) business days after the summons or other first legal process giving information of the nature of the claim has been served upon such Fund Indemnitee. Such notice shall refer to the person or persons against whom the action is brought. The failure to provide such notice to the Distributor shall not relieve the Distributor from any liability which the Distributor may have to any Fund Indemnitee except to the extent that the ability of the Distributor to defend such action has been materially adversely affected by the failure of such Fund Indemnitee to provide notice.

D.      The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Fund Indemnitee, which approval shall not be unreasonably withheld. The Distributor shall advise the Fund Indemnitee(s) that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Fund does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Fund Indemnitee(s), the Distributor will reimburse the Fund Indemnitee(s) in such suit, for the reasonable fees and expenses of any counsel retained by the Fund and them. A Fund Indemnitee shall not settle or confess any claim without the prior written consent of the Distributor, such consent not be unreasonably withheld or delayed. The Distributor’s indemnification agreement contained in Sections 7(C) and (D) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund Indemnitee(s), and shall survive the delivery of any Shares. Section 7(C) and Section 7(D) will inure exclusively to the Fund’s benefit, to the benefit of each Fund Indemnitee.

E.      No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible. Nothing contained under this Section 7 shall require the Fund to take any action contrary to any provision of its Registration Statement, Prospectus, governing documents or any applicable statute or regulation or shall require the Distributor to take any action contrary to any provision of its governing documents or any applicable statute or regulation; provided, however, that neither the Fund nor Distributor may amend the Registration, Prospectus or their respective governing documents in any manner that would result in a violation of a representation or warranty made in this Agreement.

SECTION 8. LIMITATIONS ON DAMAGES

Neither party shall be liable for any consequential, special or indirect losses or damages suffered by the other party, whether or not the likelihood of such losses or damages was known by the party.

SECTION 9. FORCE MAJEURE

No party to this Agreement shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, acts of terrorism, riots or failure of the mails or any transportation medium, communication system or power supply; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

SECTION 10. DURATION AND TERMINATION

A.      This Agreement shall become effective as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof. Thereafter, if not terminated, this Agreement shall continue automatically in effect for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Fund’s Board or (ii) the vote of a majority of the outstanding voting securities of the Fund, in accordance with Section 15 of the 1940 Act.

B.      Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to the Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties. Further, this Agreement may be terminated upon no less than 60 days’ written notice, by either the Fund, through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor.

C.        This Agreement will automatically terminate in the event of its “assignment” as such term is defined by the 1940 Act and the rules thereunder.

SECTION 11. ANTI-MONEY LAUNDERING COMPLIANCE

A.      Each of Distributor and the Fund acknowledge that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B.      The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Fund.

C.      Each of Distributor and Fund agree that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Fund, the Fund’s chief compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder. It is expressly understood and agreed that the Fund and the Fund’s chief compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

SECTION 12. PRIVACY

In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Fund.

The Fund represents to the Distributor that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P. The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

SECTION 13. CONFIDENTIALITY

A.      The Distributor agrees to treat all records and other information related to the Fund (including but not limited to that described in Section 13(B) below) as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that, to the extent consistent with applicable law and regulation, the Distributor may (i) provide information to Distributor’s counsel and to persons engaged by the Fund or the Investment Adviser to provide services with respect to the Fund; (ii) identify, if approved in writing by the Investment Adviser, the Investment Adviser as a client of the Distributor for Distributor’s sales and marketing purposes; and (iii) release information as approved in writing by the Fund or its authorized agents, provided, however, that Distributor may release information without such approval if such information is requested pursuant to, or required by, law, regulation, legal process or regulatory authority; provided, further, however, that, in such event, Distributor shall endeavor promptly to advise the Fund of such request or requirement, to the extent practicable and permitted under applicable law, in advance of any actual release of information. Distributor will protect the Fund’s proprietary information with at least the same degree of care it uses with respect to its own proprietary information and will not use the Fund’s proprietary information other than in connection with its obligations hereunder.

B.      Without limitation of the obligations of Distributor under Section 13(A) above, Distributor acknowledges that any shareholder list and all information related to investors or prospective investors furnished to or assembled by the Distributor in connection with this Agreement constitutes proprietary information of substantial value to the Fund and the Investment Adviser. Distributor agrees to treat, and to require its employees to treat, all such information as proprietary to the Fund and the Investment Adviser and further agrees that it shall not divulge any such information to any person or organization except as may be directed in writing by the Fund.

C.      Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 13 the following information shall not be deemed confidential information: (i) information that was known to the Distributor before receipt thereof from or on behalf of the Fund; (ii) information that is disclosed to the Distributor by a third person whom the Distributor reasonably believes has a right to make such disclosure without any obligation of confidentiality to the Fund; (iii) information that becomes generally available to the public without violation of this Agreement by the Distributor; or (iv) information that is independently developed by Distributor, or those of its employees or affiliates to whom such information was not disclosed, and without reference to the Fund’s information.

SECTION 14. NOTICES

Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by electronic transmission to the other party’s address as set forth below:

(i) To Distributor:	(ii) To Fund:

Janus Henderson Distributors US LLC
151 Detroit Street

Denver, CO 80206-4923

Attn: General Counsel

Telephone:303.336.4444

Email: Michelle.Rosenberg@janushenderson.com

With a copy to:

Janus Henderson Distributors US LLC
151 Detroit Street

Denver, CO 80206-4923.

Attn: Chief Compliance Officer
Telephone: 303.336.4062

Email: kristin.mariani@janushenderson.com

Privacore PCAAM Alternative Growth Fund
c/o UMB Fund Services, Inc.

235 West Galena Street
Milwaukee, WI 53212

Re: Material Notice, Privacore PCAAM
Alternative Growth Fund

Telephone: 855-685-3093

with a copy to:

Privacore Capital Advisors, LLC
1411 Broadway

New York, NY 10018

Attention: Executive Office

Re: Material Notice, Privacore PCAAM
Alternative Growth Fund

Telephone: Sandhya Ganapathy

Email: Sandhya.Ganapathy@privacorecap.com

SECTION 15. MODIFICATIONS

The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Fund. If required under the 1940 Act, any such amendment must be approved by the Fund’s Board, including a majority of the Fund’s Board who are not interested persons, as such term is defined in the 1940 Act, by vote cast in person at a meeting for the purpose of voting on such amendment.

SECTION 16. GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

SECTION 17. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

SECTION 18. SURVIVAL

The provisions of Sections 5, 6, 7, 12, 13, 14, 15, 16 and 17 of this Agreement shall survive any termination of this Agreement.

SECTION 19. MISCELLANEOUS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

SECTION 20. COUNTERPARTS

This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

[Balance of Page Intentionally Blank; Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

PRIVACORE PCAAM ALTERNATIVE GROWTH FUND

By:	/s/ Kieran Murray

Name:	Kieran Murray

Title:	President

JANUS HENDERSON DISTRIBUTORS US LLC

By:	/s/ Kathryn Bretton Utz

Name:	Kathryn Bretton Utz

Title:	Deputy CCO

DISTRIBUTION AGREEMENT

EXHIBIT A - COMPENSATION

SALES LOADS*:

1.      With respect to Class S Shares and Class D Shares, the Distributor shall be entitled to that part of the sales load which is retained by the Distributor after reallowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended.

2.       With respect to Class I Shares, if any, the Distributor shall not be entitled to any compensation.

3.      With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree upon at the time such Class of Shares is established.

*	All Sales Loads received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit.

DISTRIBUTION AND SERVICE PLAN PAYMENTS:

The Fund will provide the Distributor with the plan of distribution in compliance with Rule 12b-1 under the 1940 Act approved by the Fund’s Board of Trustees (the “Board”) and in effect from time to time (the “Distribution and Service Plan”). If the Fund’s Distribution and Service Plan authorizes it to compensate and reimburse the Distributor for distribution services, then the Fund shall be responsible for all such portions of such compensation and reimbursement as are authorized under the Distribution and Service Plan.